Exhibit 10.1
October 10, 2011
C. Kent Potter
Lyondell Chemical Company
One Houston Center, Suite 700
1221 McKinney Street
Houston, TX 77010
Dear Kent:
     As the Company’s Executive Vice President and Chief Financial Officer, you have been instrumental in guiding Lyondell Chemical Company (the “Company”) through bankruptcy, its successful emergence, and its strong performance since that time. Because you have worked tirelessly during this assignment without a written executive employment agreement and without participation in the Company’s post-emergence equity plans, I would like to set forth in this letter our agreement (this “Agreement”) regarding your voluntary decision to retire from the Company.
     In this Agreement you will find the terms and conditions that govern your retirement and separation of employment with the Company, and which provide for an orderly transition of your role and responsibilities. Because of this, the Agreement is necessarily formal. However, on behalf of the Company, I want to reiterate our appreciation for the invaluable contributions that you have made during your employment.
     1. Executive Resignation. The Company agrees to accept your resignation as Executive Vice President and Chief Financial Officer of the Company, and as a director of any of the Company’s subsidiaries or affiliates, effective as of October 17, 2011 (the “Resignation Date”). You will continue to serve in the capacity of Principal Financial Officer of the Company, capable of signing the Company’s third quarter 2011 periodic report and related certifications. After the filing of that report, you will no longer serve as the Principal Financial Officer.
     2. Transition. The Company agrees to employ you as a non-executive employee, effective as of the Resignation Date and continuing through December 31, 2011 (the “Separation Date”), which will be your last day of employment with the Company. During this period, you will be paid your regular base salary and participate in the same benefit plans that you were participating in immediately prior to the date of this Agreement, subject to applicable payroll deductions and withholdings. The Company will not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to similarly situated employees generally.

Mr. C. Kent Potter
October 10, 2011

     3. Compensation. On or before December 31, 2011, the Company will pay you a guaranteed annual incentive bonus for 2011 in the gross amount of $2,546,557 (the “Annual Bonus”), subject to applicable payroll deductions and withholdings. This Annual Bonus is in lieu of any other bonus, including under the terms of the Company’s Short-Term Incentive Plan. On or promptly after the Separation Date, the Company also will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to applicable payroll deductions and withholdings. In addition, the Company will promptly reimburse you for the ordinary and necessary business expenses you incur in the performance of your duties through your Separation Date in accordance with the Company’s expense reimbursement policy. The Company will also pay for the transportation and other reasonable expenses to relocate your personal property from your residence in Texas to your residence in Colorado consistent with the Company’s policies.
     4. Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, severance, or other benefits after the Separation Date. Though you are retiring (as that term is generally known), you acknowledge and agree that this Agreement does not confer to you any retirement benefits under any of the Company’s benefit programs to which you are not otherwise entitled in absence of this Agreement.
     5. Cooperation and Consulting. You agree to cooperate and consult with the Company for up to twelve (12) months following the Separation Date (the “Consulting Period”) on the following basis. During the Consulting Period, if the Chief Executive Officer specifically requests you to perform consulting services, you agree to provide such services as an independent contractor and not as an employee of the Company. The Company will pay you for such services on an hourly rate basis in an amount equal to your current annual base salary divided by 2000 hours. You will in voice the Company for the actual time spent by you at the request of the Chief Executive Officer and you will be reimbursed for the ordinary and necessary business expenses you incur in the performance of your duties during the Consulting Period in accordance with the Company’s expense reimbursement policy.
     6. Removal and Return of Company Property. All written materials, records, data, and other documents prepared or possessed by you during your employment with the Company are the Company’s property. On or before your Separation Date, you will return to the Company’s designated representatives all Company property, including all Confidential Information and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of the Company in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords.
     7. Confidential Information.
          (a) You acknowledge that during the course of your employment with the Company, the Company gave you access to trade secrets, confidential information and proprietary materials (the “Confidential Information”). You also acknowledge that the Company

Mr. C. Kent Potter
October 10, 2011

regularly creates new Confidential Information in the course of its regular business activities. Because of this, the Company provides you with new Confidential Information on a regular basis and you will receive such new Confidential Information through your Separation Date. You also may receive such information during your Consulting Period.
          (b) Unless otherwise specifically authorized in writing by the Company, you agree: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by the Company; (iii) to use such Confidential Information only within the scope of your employment and consulting with the Company for the benefit of the Company; and (iv) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information. You agree to immediately notify the Company of any unauthorized disclosure or use of any Confidential Information of which you become aware. The obligations in this paragraph do not replace any other obligations under a confidentiality agreement you signed in the course of employment with the Company, which will remain in full force and effect.
     8. Covenant not to Compete. In exchange for the consideration provided by this Agreement, you agree that during the remainder of your employment and for the Consulting Period, you will not, directly or indirectly:
i.	Solicit for hire or attempt to solicit for hire any employees of the Company;

ii.	Solicit the business of or attempt to do any business with any customers of the Company; and

iii.	Be employed by or otherwise provide any services to any petrochemicals or polymer business that directly competes with the Company in any respect, regardless of geographic location.
     9. Mutual Release. In exchange for the consideration provided by this Agreement, the Company agrees to release you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement, except for any acts that constitute a breach of your fiduciary obligations to the Company for which you would not be entitled to indemnification if you were to have remained an officer of the Company. Likewise, you agree to release the Company and its directors, officers, employees, stockholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement, including claims related to your employment, your compensation or benefits, breach of contract and tort claims, and all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of

Mr. C. Kent Potter
October 10, 2011

1967 (as amended) ( “ADEA” ), the Employee Retirement Income Security Act, or any state or local law. Notwithstanding the foregoing, you are in no way waiving any rights contemplated by this Agreement.
     10. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA (as defined in the preceding Paragraph), and that the consideration given for your waiver and release in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without revocation being exercised by you. You will not receive any of the payments or benefits set forth in this Agreement unless and until the Agreement becomes effective.
     11. Miscellaneous.
          (a) If any portion of this Agreement is held not to be valid and enforceable, then the invalidity or unenforceability of that portion will not affect any other portion of this Agreement.
          (b) The Company and you intend that this Agreement will not result in an unfavorable tax consequence to you under Internal Revenue Code Section 409A (“Code Section 409A”). Accordingly, you consent to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company will promptly provide, or make available to, you a copy of such amendment. Any such amendments will be made in a manner that preserves to the maximum extent possible the intended benefits to you. This paragraph does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A. For purposes of clarity, it is understood that the Annual Bonus payment under Paragraph 3 of this Agreement is exempt from Code Section 409A as a short-term deferral and is not made in lieu of any other payment that would be subject to Code Section 409A.
          (c) This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter, other than any subsequent agreements executed by the parties to further accomplish the purposes of this Agreement. No change, modification or waiver of any provision of this Agreement will be valid or binding unless it is in writing and signed.
          (d) This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles.

Mr. C. Kent Potter
October 10, 2011

          (e) Except as otherwise provided in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement will not be assignable by you (but any payments due hereunder which would be payable at a time after your death will be paid to your designated beneficiary or, if none, his or her estate) and will be assignable by the Company.
          (f) This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.
If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely, LYONDELL CHEMICAL COMPANY
By:	/s/ Paul G. Davies
Paul G. Davies
Vice President and Chief Human Resources Officer

AGREED AND ACCEPTED:

C. Kent Potter C. Kent Potter

October 10, 2011 Date

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